I HEREBY CERTIFY THAT THESE ARE COPIES OF DOCUMENTS FILED WITH THE REGISTRAR OF COMPANIES ON JAN 05 1989

REGISTRAR OF COMPANIES FOR THE PROVINCE OF BRITISH COLUMBIA

FORM 21

(Section 371)

PROVINCE OF BRITISH COLUMBIA

COMPANY ACT

SPECIAL RESOLUTION

Certificate of
Incorporation No. 210187

The following special resolution was passed by the undermentioned Company on the date stated:

Name of Company: TERYL RESOURCES CORP.

Date resolution passed: November 30, 1988

Resolution:

RESOLVED as a Special Resolution, that:

s.254(1)(b) "(a) the authorized capital of the Company be increased by increasing the number of authorized common shares without par value from 10,000,000 common shares without par value, of which 4,665,627 have been issued, to 30,000,000 common shares without par value, so that the authorized capital of the Company will then consist of 35,000,000 common shares divided into 30,000,000 common shares without par value and 5,000,000 preferred shares with a par value of $1.00 each;

(b) the Memorandum of the Company be altered by deleting paragraph 2 in its entirety and substituting the following therefor:

'2. The authorized capital of the Company consists of 35,000,000 shares divided into 30,000,000 common shares without par value and 5,000,000 preferred shares with a par value of $1.00 each.

There will be attached to the preferred shares, the rights and restrictions as set forth in the Articles of the Company."

SCHEDULE "A"

MEMORANDUM

(as altered by Special Resolution dated November 30, 1988)

We wish to be formed into a Company with limited liability under the Company Act and pursuant to this Memorandum.

1. The name of the Company is TERYL RESOURCES CORP.

2. The authorized capital of the Company consists of 35,000,000 shares divided into 30,000,000 common shares without par value and 5,000,000 preferred shares with a par value of $1.00 each.

   There will be attached to the preferred shares, the rights and restrictions as set forth in the Articles of the Company.